Exhibit (c)(4)

Summary of Proposals

Preliminary Draft – Confidential

($ in millions, except per share/unit prices)

	NTI/WNR - 20-Day VWAP (10/23/15)				NTI 20-Day VWAP (10/23/15) / WNR (12/11/15)				NTI (10/23/15) / WNR (12/11/15)			
	Original Proposal	Counter Proposal I	Counter Proposal II	Counter Proposal III	Original Proposal	Counter Proposal I	Counter Proposal II	Counter Proposal III	Original Proposal	Counter Proposal I	Counter Proposal II	Counter Proposal III
WNR Price	$44.68	$44.68	$44.68	$44.68	$39.11	$39.11	$39.11	$39.11	$39.11	$39.11	$39.11	$39.11
Exchange Ratio	0.2266x	0.2750x	0.2986x	0.2986x	0.2266x	0.2750x	0.2986x	0.2986x	0.2266x	0.2750x	0.2986x	0.2986x
WNR Equity Consideration	**$10.12**	**$12.29**	**$13.34**	**$13.34**	**$8.86**	**$10.76**	**$11.68**	**$11.68**	**$8.86**	**$10.76**	**$11.68**	**$11.68**
Plus: Cash	17.50	17.50	15.00	15.50	17.50	17.50	15.00	15.50	17.50	17.50	15.00	15.50
Total Consideration	**$27.62**	**$29.79**	**$28.34**	**$28.84**	**$26.36**	**$28.26**	**$26.68**	**$27.18**	**$26.36**	**$28.26**	**$26.68**	**$27.18**
% Premium to Relevant NTI Price	*15.0%*	*24.0%*	*18.0%*	*20.1%*	*9.8%*	*17.6%*	*11.1%*	*13.1%*	*8.8%*	*16.6%*	*10.1%*	*12.2%*
Units Outstanding	93.7	93.7	93.7	93.7	93.7	93.7	93.7	93.7	93.7	93.7	93.7	93.7
Total Equity Value	$2,588.1	$2,790.7	$2,655.3	$2,702.1	$2,469.8	$2,647.2	$2,499.4	$2,546.3	$2,469.8	$2,647.2	$2,499.4	$2,546.3
Plus: Projected Debt as of January 1, 2016	356.0	356.0	356.0	356.0	356.0	356.0	356.0	356.0	356.0	356.0	356.0	356.0
Less: Projected Cash as of January 1, 2016	(100.0)	(100.0)	(100.0)	(100.0)	(100.0)	(100.0)	(100.0)	(100.0)	(100.0)	(100.0)	(100.0)	(100.0)
Implied Enterprise Value	**$2,844.1**	**$3,046.7**	**$2,911.3**	**$2,958.1**	**$2,725.8**	**$2,903.2**	**$2,755.4**	**$2,802.3**	**$2,725.8**	**$2,903.2**	**$2,755.4**	**$2,802.3**
Share Value of Public NTI												
Units Outstanding	57.2	57.2	57.2	57.2	57.2	57.2	57.2	57.2	57.2	57.2	57.2	57.2
Value	$1,580.4	$1,704.1	$1,621.4	$1,650.0	$1,508.2	$1,616.5	$1,526.3	$1,554.9	$1,508.2	$1,616.5	$1,526.3	$1,554.9


$123.7
$41.0
$69.6
$108.3
$18.1
$46.7
$108.3
$18.1
$46.7

Share/Unit Price Data	
NTI (12/11/15)	$24.45
WNR (12/11/15)	$39.11
NTI (10/23/15)	$24.23
WNR (10/23/15)	$42.26
NTI 20-Day VWAP (10/23/15)	$24.02
WNR 20-Day VWAP (10/23/15)	$44.68

EVERCORE
1
NORTHERN TIER